UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                          TENDER OFFER/RIGHTS OFFERING
                                NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) [_]

Securities Act Rule 802 (Exchange Offer) [X]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) [_]

Exchange Act Rule 14d-1(c) (Third Party Tender Offer) [_]

Exchange Act Rule 14e-2(d) (Subject Company Response) [_]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [_]

                            TOWER SEMICONDUCTOR LTD.
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                            (NAME OF SUBJECT COMPANY)

                                     ISRAEL
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        (JURISDICTION OF SUBJECT COMPANY'S INCORPORATION OR ORGANIZATION)

                            TOWER SEMICONDUCTOR LTD.
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                       (NAME OF PERSON(S) FURNISHING FORM)

            OPTIONS TO PURCHASE ORDINARY SHARES, PAR VALUE NIS 1.00,
             ISSUED TO EMPLOYEES UNDER THE TOWER SEMICONDUCTOR LTD.
                         EMPLOYEE SHARE OPTION PLAN 2005
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                     (TITLE OF CLASS OF SUBJECT SECURITIES)

                                 NOT APPLICABLE
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            (CUSIP NUMBER OF THE CLASS OF SECURITIES (IF APPLICABLE))

                            TOWER SEMICONDUCTOR LTD.
                                  RAMAT GAVRIEL
                    P.O. BOX 619, MIGDAL HAEMEK, ISRAEL 23105
                           TELEPHONE: +972-4-650-6611
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 (NAME, ADDRESS (INCLUDING ZIP CODE) AND TELEPHONE NUMBER (INCLUDING AREA CODE)
          OF PERSON(S) AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS
                          ON BEHALF OF SUBJECT COMPANY)

                                 WITH A COPY TO

                                 SHELDON KRAUSE
                             EILENBERG & KRAUSE LLP
                               11 EAST 44TH STREET
                               NEW YORK, NY 10017

                                SEPTEMBER 7, 2006
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                  (DATE TENDER OFFER/RIGHTS OFFERING COMMENCED)

                  PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1. HOME JURISDICTION DOCUMENTS.

     (a) The following documents, which are attached as exhibits hereto, have been distributed to the holders of stock options of Tower Semiconductor Ltd. issued pursuant to its 2005 Employee Share Option Plan:

     EXHIBIT A:     Letter to U.S. Employees re Replacement of Employee Stock
                    Options

     EXHIBIT B:     Letter to Israeli Employees re Replacement of Employee Stock
                    Options

     (b) Not applicable.

ITEM 2. INFORMATION LEGENDS.

     A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, has been included in the Letter to U.S. Employees re Replacement of Employee Stock Options.

        PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

     (1)  Not Applicable.

     (2)  Not Applicable.

     (3)  Not Applicable.

                    PART III - CONSENT TO SERVICE OF PROCESS

     (1) Tower Semiconductor Ltd. is filing with the Securities and Exchange Commission, concurrently with the furnishing of this Form CB, a written irrevocable consent and power of attorney on Form F-X.

     (2)  Not Applicable.


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


                              PART IV - SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            TOWER SEMICONDUCTOR LTD.


                                            By: /s/ Russell C. Ellwanger
                                            ----------------------------
                                            Russell C. Ellwanger
                                            Director and Chief Executive Officer

September 7, 2006


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